For Immediate Release	Exhibit 99.1
Contact:

Chris Daly	Dennis Craven
Daly Gray Public Relations	Chatham Lodging Trust
(Media)	(Company)
chris@dalygray.com	dcraven@cl-trust.com
(703) 435-6293	(561) 227-1386

Chatham Lodging Trust Increases Capacity with New Fully Unsecured Credit Facility,
Reduces Interest Costs and Pushes Maturity to 2020

PALM BEACH, Fla., November 30, 2015-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium branded, select-service hotels, today announced that it successfully closed on a new, expanded $250 million senior unsecured revolving credit facility.

The new unsecured revolving credit facility will mature in November 2020, which includes an option to extend the maturity by an additional year, and replaces a $175 million secured credit facility that was scheduled to mature in 2016. Other key terms are as follows:

	Previous Terms	New Terms
Facility amount	$175 million	$250 million
Accordion feature	Additional $50 million	Additional $150 million
Security	Secured	Fully Unsecured
Interest rate*	LIBOR + 200-300 basis points	LIBOR + 155-230 basis points
Unused fees	25-35 basis points	20-30 basis points
Share repurchases	Not allowed	$75 million

* At current leverage, savings are approximately 85 basis points.

Participating lenders for the unsecured line of credit include Barclays Bank PLC, Regions Capital Markets, Citibank N.A., US Bank National Association, Wells Fargo Bank National Association, Bank of America N.A. and Citizens Bank N.A.

Barclays Bank PLC, Regions Capital Markets, US Bank National Association and Citibank N.A. acted as joint lead arrangers. Barclays Bank PLC acted as administrative agent and Regions Capital Markets acted as syndication agent with US Bank National Association and Citibank N.A. acting as co-documentation agents. Citibank N.A., Wells Fargo Bank National Association, Bank of America N.A. and Citizens Bank N.A. are new additions to the credit facility bank group.

“This is a major milestone for Chatham as it further solidifies our balance sheet with only $6 million of debt maturing between now and late 2020; reduces our annual interest costs; and provides us with capacity and flexibility to enhance shareholder value through a variety of opportunistic avenues,” said Dennis M. Craven, Chatham’s chief operating officer. “Chatham pays one of the highest annual dividends among lodging REITs and our portfolio generates significant free cash flow. This new facility further cements our financial strength, enabling us to continue to reward our investors. We appreciate the support of those banks who have partnered with us since 2010, and we believe the addition of these four banks to the facility is a meaningful indicator of Chatham's credit-worthiness and standing within the industry."
About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 134 hotels totaling 18,418 rooms/suites, comprised of 38 properties it wholly owns with an aggregate of 5,675 rooms/suites in 15 states and the District of Columbia and a minority investment in three joint ventures that own 96 hotels with an aggregate of 12,743 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking.  Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements.  Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.